Exhibit 99.1

SALE AND PURCHASE AGREEMENT

AMONG

Next Decade TECHNOLOGY limited

Media Partner INVESTMENTS limited

AND

FANG Holdings Limited

Dated December 24, 2019

TABLE OF CONTENT

1.	INTERPRETATION	3
2.	SALE, PURCHASE, and CONSIDERATION	5
3.	CONDITIONS PRECEDENT TO COMPLETION	5
4.	REPRESENTATIONS, WARRANTIES AND COVENANTS	7
5.	CONFIDENTIALITY	9
6.	NOTICES	9
7.	INDEMNITY	10
8.	FURTHER ASSURANCES	10
9.	AMENDMENTS	11
10.	WAIVERS	11
11.	ENTIRE AGREEMENT	11
12.	SEVERABILITY	11
13.	COUNTERPARTS	11
14.	ASSIGNMENT	11
15.	CONSENT TO SPECIFIC PERFORMANCE	11
16.	GOVERNING LAW AND DISPUTE RESOLUTION	12

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (this “Agreement”), dated as of December 24, 2019, by and among:

(1)	Next Decade Technology Limited, a company incorporated in British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Seller 1”);

(2)	Media Partner Investments Limited, a company incorporated in British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. (“Seller 2” and, together with Seller 1, the “Sellers”);

(3)	Fang Holdings Limited, a company incorporated in Cayman Islands whose registered office is at P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands (the “Purchaser”),

(together the “Parties”, and individually, a “Party”).

1.	INTERPRETATION

1.1.	Definitions. In this Agreement where the context so admits, the following words and expressions shall have the following meanings:

“Affiliate” in relation to any person, means any person that directly or indirectly Controls such person or is directly or indirectly Controlled by such person, or any person that is under direct or indirect common Control with such person.

“Business Day” means a day (excluding Saturday and Sunday or a bank or public holiday) on which licensed banks are generally open for business in United States.

“Charter Documents” means the currently-in-effect Memorandum and Articles of Association of Next Decade Technology Limited and Media Partner Investments Limited.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the operations and management or policies of a person, whether through the ownership of voting securities, power to control, direct or appoint a majority of the directors to the board, by contract or otherwise, and “Controlling”, “Controlled” and “Controls” shall be construed accordingly.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof; any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government; and the governing body of any securities exchange, in each case having competent jurisdiction.

“Losses” means all judgments, fines, penalties, damages, losses, liabilities, costs (including without limitation legal costs), charges, expenses, actions, proceedings, claims and demands.

“Party” or “Parties” means a party or the parties to this Agreement.

“Person” includes any individual, firm, corporation, partnership, company, trust, association, joint venture, Governmental Authority or other entity of any kind, whether or not having separate legal personality.

“SEC” means the U.S. Securities Exchange Commission.

“Stock Exchange” means The Stock Exchange of National Association of Securities Dealers Automated Quotations (NASDAQ).

“US$” means United States dollars, the lawful currency of United States.

“United States” means United States of America.

1.2.	In this agreement, unless the contrary intention appears,

(a)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(b)	Include not Limiting. "Include," "including," "are inclusive of" and similar expressions are not expressions of limitation and shall be construed as if followed by the words "without limitation."

(c)	Law. References to "law" shall include all applicable laws, regulations, rules and orders of any Governmental Authority, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and "lawful" shall be construed accordingly and any reference to "applicable law" with respect to a Person means laws that are legally binding on such Person.

(d)	References to Documents. A reference to any Section is, unless otherwise specified, to such Section of this Agreement. The words "hereof," "hereunder" and "hereto," and words of like import, refer to this Agreement as a whole and not to any particular Section hereof. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

2.	SALE, PURCHASE, and CONSIDERATION

Upon the terms and subject to the conditions set out herein,

2.1.	The Purchaser agrees to buy, and the Sellers, agree to sell, starting from the date hereof and until the elapse of twelve (12) calendar months thereafter, at a fixed price of US$5.99 per share, any amount and at any time, in the aggregate up to 15,000,000 ordinary shares (mainly Class B shares] (“Shares”) of China Index Holdings Limited (CIH) beneficially owned by each Seller. The Purchaser shall have the absolute and sole discretion to determine the number of Shares to purchase, the timing of each purchase, and the number of transactions to effect such purchase(s). The Parties hereby agree and covenant that the Purchaser shall not obtain a controlling voting power in CIH as a result of the transactions contemplated hereunder, and that the maximum number of Shares that may be purchased by the Purchaser hereunder shall be adjusted downward if the Purchaser would have obtained a controlling voting power in CIH in the event that the maximum number of Shares are purchased by the Purchaser, unless such transactions are pre-approved by the audit committee and the board of directors of each of CIH and the Purchaser.

2.2.	Transfer Taxes. The Purchaser and the relevant Sellers shall share in equal portions any and all transfer, stamp, conveyance, registration, recording or any other similar fees or taxes, and all documentary or other stamp taxes, arising out of or related to the relevant transactions contemplated by this Agreement. Each Seller shall be responsible for its own income, revenue, profits, capital gain tax or any other similar tax or duty arising out of or related to the transactions contemplated by this Agreement.

2.3.	At the Completion,

(a)	The Sellers shall respectively deliver to the Purchaser one or more original share certificates representing such number of purchased shares in the Purchaser’s name, accompanied by duly executed instruments of transfer and bought and sold note in forms approved by the Purchaser;

(b)	the Purchaser shall pay to the Sellers to accounts designated by each seller prior to completion respectively, each by wire transfer of immediately available funds in US$. The Sellers and the Purchaser shall execute and deliver such additional documents as may reasonably be necessary or appropriate to effect the purchase and sale contemplated by this Agreement.

3.	CONDITIONS PRECEDENT TO COMPLETION

3.1.	Conditions Precedent to the Obligation of the Purchaser to Close. The obligation of the Purchaser to consummate initially a transaction contemplated under this Agreement (the “Completion”, and each date on which a transaction contemplated hereunder is consummated, a “Completion Date”) is conditional upon satisfaction of all of the following conditions:

(a)	the representations and warranties of the Sellers set forth in Sections 4.1 and 4.2 remaining true and correct in all material respects;

(b)	each of the Sellers having performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by such Party on or prior to the completion;

(c)	all consents, authorizations, approvals, exemptions and waivers required by the Sellers from their respective board of directors or shareholder or any Governmental Authority for the consummation of the transactions contemplated by this Agreement having been obtained and all necessary filings, notifications and other regulatory requirements to which any Seller is subject having been made or satisfied;

(d)	Sellers having delivered a certificate, dated the Completion Date and signed by a director of each Seller, confirming the satisfaction of the conditions set forth in Sections 3.13.1(a) and 3.1 (c) above.

(e)	the passing of resolutions (special resolution or ordinary resolution, as the case may be) by the independent directors or the audit committee of Sellers approving the transactions contemplated by this Agreement.

3.2.	Conditions Precedent to the Obligation of the Sellers to Close. The obligation of each Seller to consummate the Completion of this Agreement is conditional upon satisfaction of all of the following conditions:

(a)	the representations and warranties of the Purchaser set forth in Sections 4.1 and 4.2 remaining true and correct in all material respects;

(b)	the Purchaser having performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Completion Date;

(c)	all consents, authorizations, approvals, exemptions and waivers required by the Purchaser from any Governmental Authority for the consummation of the transactions contemplated by this Agreement having been obtained and all necessary filings, notifications and other regulatory requirements to which the Purchaser is subject having been made or satisfied;

(d)	the Purchaser having delivered a certificate, dated the Completion Date and signed by a director of the Purchaser, confirming the satisfaction of the conditions set forth in Sections 3.2(a) and 3.2(c) above by the Purchaser;

(e)	the passing of resolutions (special resolution or ordinary resolution, as the case may be) by the independent directors or the audit committee and the board of directors of the Purchaser approving the transactions contemplated by this Agreement.

3.3.	Completion Notice.

(a)	The Sellers shall notify the Purchaser in writing immediately upon the satisfaction of all the conditions in Section 3.1.

(b)	The Purchaser shall notify the Sellers in writing immediately upon the satisfaction of all the conditions in Section 3.2.

3.4.	Survival After Termination. If the conditions set forth in Sections 3.1 and 3.2 are not fulfilled by December 25, 2019 or any other date agreed upon in writing by the Parties,

(a)	this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any Party in respect of any breach of this Agreement prior to such termination; and

(b)	notwithstanding anything in this Agreement to the contrary, the provisions of Section 5 (Confidentiality), 15 (Consent to Specific Performance) and 16 (Governing Law and Submission to Jurisdiction) shall survive any termination of this Agreement.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

4.1.	General Representations and Warranties. Each Party represents to the other Parties, unless otherwise specified below, as of the date hereof and as of each Completion Date, as follows:

(a)	Each Party has full power and authority to enter into and perform its obligations under this Agreement, and this Agreement constitutes a binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that the enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor’s rights generally, or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

(b)	To the extent applicable, the execution, delivery and performance of this Agreement by such Party, and the consummation by such Party of the transactions contemplated hereby, do not and will not (i) violate, conflict with or result in the breach of any provision of the memorandum and articles of association or similar organizational documents of such Party, or (ii) conflict with or violate, in any material respects, any law, permit or governmental order applicable to such Party; and

(c)	All authorizations required by such Party from any Governmental Authority or, to the extent applicable, from any of its shareholders, board of directors, independent directors/audit committee, or creditors for or in connection with the execution, validity and performance of this Agreement have been obtained (or will be obtained prior to such Completion Date) and are (or will be on such Completion Date) in full force and effect.

4.2.	Sellers’ Specific Representations and Warranties. Sellers represent and warrant to the Purchaser that, except for any Encumbrance arising under the Charter Documents,

(a)	as of the date hereof and as of each Completion Date, the Sellers are the legal and beneficial owner of the Shares free and clear of any Encumbrance.

4.3.	Purchaser’ Specific Representations and Warranties. The Purchaser represents and warrants to the Sellers, as of the date hereof and as of each Completion Date, that

(a)	the Purchaser has, and as of each Completion Date it shall have, access to the funds necessary to pay the Shares it may and elect to purchase in accordance with the terms and conditions of this Agreement;

(b)	the Purchaser is either (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) not a “U.S. person” within the meaning of Regulation S under the Securities Act;

(c)	the Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and is capable of bearing the economic risks of such investment, including a complete loss of its investment;

(d)	the Purchaser is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act, and it does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares; the Purchaser is not a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or an entity engaged in a business that would require it to be so registered as a broker-dealer;

(e)	the Purchaser was not identified or contacted through the marketing of the transactions contemplated by this Agreement, and it did not contact the Sellers as a result of any general solicitation or directed selling efforts, and the transactions contemplated hereunder was not solicited by or through anyone other than the Sellers;

(f)	the Purchaser has been advised and acknowledges that in effecting the transactions contemplated hereunder, the Sellers are relying upon the exemption from registration provided by Regulation S under the Securities Act, and the Purchaser is acquiring the Shares in offshore transaction(s) executed in reliance upon the exemption from registration provided by Regulation S under the Securities Act;

(g)	the Purchaser acknowledges that the Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities Law, and the Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Shares may only be offered, sold or otherwise transferred (i) to Sellers, (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (iii) pursuant to an exemption from registration under the Securities Act;

(h)	neither the Purchaser nor any of its affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Sellers or the Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated hereunder.

5.	CONFIDENTIALITY

5.1.	Each Party undertakes that as from the date of this Agreement it will not, and will procure that its subsidiaries will not, in each case save as required by law or any rule of the Stock Exchange, make any announcement in connection with this Agreement unless the other Parties have given their consent to such announcement (which consent may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions), provided that the restrictions contained in this Section 5 shall not apply so as to prevent any Party from making any disclosure required by law or by the Stock Exchange or the SEC or any supervisory or regulatory or Governmental Authority to which the such Party is subject so long as the Party(ies) concerned shall, if practicable, supply an advance copy of the required disclosure to the other Parties and incorporate any additions or amendments reasonably requested by them.

5.2.	Each Party undertakes to the other Parties that it will not, at any time after the date of this Agreement, divulge or communicate to any Person any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the Company which may be within or may come to its knowledge and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters provided that the obligations of this Section 5.2 shall not apply to:

(a)	the disclosure of the confidential information which the relevant Party(ies) can reasonably demonstrate is in the public domain through no fault of its own;

(b)	the disclosure of the confidential information where the disclosure is required by law, pursuant to a court order or by any Governmental Authority, provided, however, that each Party concerned shall, if practicable, supply an advance copy of the required disclosure to the other Party(ies) and incorporate any additions or amendments reasonably requested by them;

(c)	the disclosure of the confidential information in confidence to any professional adviser or lender by any Party for the purposes of obtaining advice or assistance in connection with its obligations or rights or in connection with the obtaining of financing in connection with the transactions contemplated by this Agreement; or

(d)	the disclosure of the confidential information in confidence to or by any adviser to any of the Parties for the purposes of giving or obtaining advice or acting on behalf of such Party in connection with a matter where disclosure of information is permitted pursuant to the provisions hereof.

6.	NOTICES

6.1.	Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to each relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by 5 (five) days’ prior written notice specified to the other Party(ies)).

6.2.	Any notice, demand or other communication so addressed to the relevant Party(ies) shall be deemed to have been delivered, (a) if delivered in person or by messenger, when proof of delivery is obtained by each delivering Party; (b) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the seventh day following posting; and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

6.3.	The address and facsimile number for each Party for the purposes of this Agreement are:

If to Seller 1:	Next Decade Technology Limited.
上海浦东新区浦明路258弄1号3901室
Fax number: (8621) 5047 1513
Attention: Ms. Jing Cao

If to Seller 2:	Media Partner Investments Limited
上海浦东新区浦明路258弄1号3901室
Fax number: (8621) 5047 1513
Attention: Ms. Jing Cao

If to the Purchaser:

Address:	Tower A, Beijing Fang Xiang,
No.20, Guo Gong Zhuang Middle Street,
Fengtai District, Beijing, China 100070
Fax number: (8610)56318000
Attention: Dr. Hua Lei

7.	INDEMNITY

The Purchaser and the Sellers shall respectively indemnify and hold harmless each other, their Affiliates and any of their respective representatives, agents, directors, officers, shareholders and employees from and against all Losses which arise from any breach by any Party of any of their representations, warranties, undertakings and covenants under this Agreement.

8.	FURTHER ASSURANCES

The Parties hereby agree that at any time or from time to time after the execution of this Agreement and the Completion, respectively, each Party shall take such actions and execute and deliver such documents as shall be reasonably necessary to effectuate the purposes of this Agreement.

9.	AMENDMENTS

This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

10.	WAIVERS

No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party(ies) waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

11.	ENTIRE AGREEMENT

This Agreement constitutes the whole agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

12.	SEVERABILITY

Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

13.	COUNTERPARTS

This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile or other electronic means, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

14.	ASSIGNMENT

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. No Party may assign its rights or obligations under this Agreement without the prior written consent of each other Party.

15.	CONSENT TO SPECIFIC PERFORMANCE

The Parties declare that it is impossible to measure in monetary terms the damages that would be suffered by a party by reason of the failure by any other Party to perform any of the obligations hereunder. Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Party has an adequate remedy at law.

16.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by, and construed in accordance with, the laws of Cayman Island, without regard to the principles of conflicts of law of any jurisdiction.

[Signature Page To Follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

NEXT DECATE TECHNOLOGY LIMITED.

By:	/s/ Jing Cao
Name: Jing Cao
Title: Director

MEDIA PARTNER INVESTMENTS LIMITED

By:	/s/ Jing Cao
Name: Jing Cao
Title: Director

FANG HOLDINGS LIMITED

By:	/s/ Hua Lei
Name: Hua Lei
Title: CIO